UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 19, 2008

Aon Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

200 East Randolph Street, Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 381-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Amendment to Severance Agreement with Certain Named Executive Officers

On September 19, 2008, the Board of Directors (the “Board”) of Aon Corporation (the “Company”) approved amendments to the standard form of Severance Agreement relating to severance benefits provided in connection with a change in control of the Company (the “Agreement”), a copy of which was filed as Exhibit 10(z) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.  The Company has entered into the Agreement with certain of its key executive officers in order to secure their continued service and to ensure their dedication and objectivity in the event of an actual or threatened change in control of the Company.  Each of Andrew M. Appel, Stephen P. McGill and Michael D. O’Halleran are the named executive officers of the Company currently party to the Agreement.

The Organization and Compensation Committee of the Board recommended the amendments to the Agreement to the Board.  The Company intends to enter into amended agreements with each of the individuals currently party to the Agreement, including Messrs. Appel, McGill and O’Halleran.  The amendments do not alter the severance benefits provided in the event of a change in control to Gregory C. Case pursuant to his individual change in control agreement with the Company.

The Agreement was amended to modify the cash severance payment due from the Company if:  (i) a change in control occurs; and (ii) within 24 months of the change of control, an executive officer’s employment is terminated by the Company without cause or by the executive officer for good reason, all as defined in the Agreement.  Prior to the amendment, the cash severance payment due under these circumstances was equal to three times the Executive’s highest annual base salary in effect during the twelve-month period prior to the termination date.  The Agreement now provides for a cash severance payment equal to two times the sum of:  (a) the executive officer’s annual base salary in effect on the termination date plus (b) the average incentive compensation paid to the executive officer by the Company over the previous two years.

The Agreement was also amended to reduce the time period during which health and welfare benefits coverage would continue, and for which additional years of age, service or plan contributions would be credited, from three years to two years.  Finally, the Agreement was amended to require a full release of claims in connection with the payment of change in control benefits and to provide for the delay of any payments required by Section 409A of the Internal Revenue Code.

Office and Secretarial Assistance for former Chairman

On September 19, 2008, the Board also approved an additional arrangement for Patrick G. Ryan, the former Chairman and a current named executive officer of the Company, in which Mr. Ryan will be provided with secretarial assistance, office space and office equipment for the remainder of Mr. Ryan’s life.  The actuarial value of this benefit is approximately $1.6 million.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon CORPORATION

	By:	/s/ D. Cameron Findlay
D. Cameron Findlay
Executive Vice President and General Counsel

Date: September 25, 2008